UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

SANBORN RESOURCES LTD.

(Exact name of Registrant as specified in its charter)

Delaware	333-177209	45-2400399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive Suite 800 - West Tower West Palm Beach, FL 33401
(Address of principal executive offices, including zip code)

(561) 515-6161
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02

Unregistered Sales of Equity Securities

On December 11, 2014, the registrant Sanborn Resources Ltd. (the “Corporation”) sold 40,000,000 shares of Corporation common stock to Wilfred Shaw, an accredited investor, for gross proceeds of $50,000. The sale and issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Regulation D thereunder.

Item 5.02

Departure of Directors or Certain Officers; Appointment of Certain Officers

On December 11, 2014, Kristian Andresen, the sole officer and director of Sanborn Resources Ltd., a Delaware corporation (the “Corporation”), resigned from all positions as an officer and director of the Corporation.  These resignations by Mr. Andresen were not the result of any disagreements with the Corporation regarding operations, policies, practices or otherwise.

Concurrently with Mr. Andresen’s resignation, Wilfred Shaw, age 44, was appointed by the board of directors to serve as the Chief Executive Officer, Chief Financial Officer, secretary and sole director of the Board of Directors, of the Corporation until his resignation or until his successor(s) are elected and qualified.  The Board of Directors appointed Mr. Shaw as a director of the Corporation due to his strong experience and track record leading successful companies.

Prior to joining the Corporation, from 1997 to 2002 Mr. Shaw was the founder, CEO and Chairman of Cosmoz Infrastructure Solution, a technology incubator company. After this, Mr. Shaw was Chief Strategy Officer and Chairman of Financial Content, Inc. from 2002 to 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ Wilfred Shaw
Wilfred Shaw Chief Executive Officer

Dated: December 15, 2014